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                              FOR IMMEDIATE RELEASE

For:   Evans Bancorp, Inc.                    Contact:  Mark DeBacker, CFO
       14-16 North Main Street                          Phone:    (716) 549-1000
       Angola, New York  14006                Fax:       (716) 549-0720

         EVANS BANCORP ANNOUNCES SEMI-ANNUAL DIVIDEND OF $0.28 PER SHARE

ANGOLA, N.Y.--MARCH 7, 2002 - Evans Bancorp, Inc. (Nasdaq: EVBN) announced that its Board of Directors has declared a semi-annual dividend of twenty-eight cents ($0.28) per share on outstanding EVBN common stock. The dividend is payable on April 2, 2002 to shareholders of record as of March 12, 2002. This dividend represents an approximate 30% increase over the total amount of the semi-annual dividend paid to shareholders in March 2001, due to the 5 for 4 stock split in June 2001.

Evans Bancorp, Inc. is the holding company for Evans National Bank, a commercial bank with seven branches located in Western New York, which has in excess of $249.2 million in assets and in excess of $204.3 million in deposits at December 31, 2001. An eighth Western New York branch to be located in Amherst, New York is planned for fall 2002. Evans National Bank also owns M&W Agency, Inc., a retail property and casualty insurance agency with eight offices in Western New York, and ENB Associates, Inc. which provides non-deposit investment products. Evans Bancorp, Inc. common stock is listed on the Nasdaq National Market under the symbol EVBN.

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future business, revenues and earnings. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission.